Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Contacts: Jon Diat (Media) (C): 917-239-9241; jon.diat@aig.com Jim Ankner (Media) (C): 917-882-7677; james.ankner@aig.com Liz Werner (Investors) elizabeth.werner@aig.com

AMERICAN INTERNATIONAL GROUP, INC. ANNOUNCES RESULTS OF CONSENT SOLICITATION

NEW YORK, December 12, 2012 – American International Group, Inc. (NYSE:AIG) (“AIG”) today announced the successful completion of its solicitation of consents (the “Consent Solicitation”) from holders of record at 5:00 p.m., New York City time, on November 29, 2012 (the “Record Date”) of its 8.125% Debentures Due 2023, 7.05% Notes Due 2025, 7.00% Notes Due 2026 and 5.60% Debentures Due 2097 (the “Securities”) to amend (the “Amendment”) the Senior Indenture, dated as of April 15, 1993, as supplemented by the Supplemental Indenture, dated as of June 28, 1993, the Supplemental Indenture, dated as of October 28, 1996, and the Third Supplemental Indenture, dated as of January 1, 1999 (as so supplemented, the “Indenture”), in each case between AIG (as successor to SunAmerica Inc.) and The Bank of New York Mellon Trust Company, N.A. (as successor to the First National Bank of Chicago), as Trustee (the “Trustee”).

The Consent Solicitation expired at 5:00 p.m., New York City time, on Wednesday, December 12, 2012 (the “Expiration Time”). Holders of the Securities who validly delivered and did not revoke their consent prior to the Expiration Time will receive a consent fee of $2.50 for each $1,000 principal amount of Securities for which such holder delivered its consent.

AIG received the consent of the holders of a majority in aggregate principal amount of the Securities outstanding as of the Record Date of all series affected by the Amendment (voting as one class), as required for the amendment of the Indenture.

In connection with the consummation of the Consent Solicitation, AIG and the Trustee executed the Fourth Supplemental Indenture, dated as of December 12, 2012, to the Indenture, in order to effect the Amendment. The Amendment permits intercompany transfers of Voting Stock of Restricted Subsidiaries (as those terms are defined in the Indenture): (i) to AIG; (ii) to any other Restricted Subsidiary that is, and following such transaction or series of transactions would remain, wholly owned by AIG, directly or indirectly (including through an entity that is not a Restricted Subsidiary), or to one or more entities that are wholly owned by such a Restricted Subsidiary; (iii) to an entity that, as a result of such transaction or series of transactions, would become a Restricted Subsidiary that meets the requirements of clause (ii); or (iv) in a merger of a Restricted Subsidiary with and into another Restricted Subsidiary or AIG. The Amendment is effective with respect to all holders of the Securities, including non-consenting holders and all subsequent holders of the Securities.

FOR IMMEDIATE RELEASE

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all jurisdictions, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.